Exhibit 99.1

Garrett Motion Reports Third Quarter 2025 Financial Results, Raises Midpoint Outlook, Increases Dividend, Executes Partial Debt Repayment
Third Quarter 2025 Financial Highlights
•Net sales totaled $902 million, up 9% on a reported basis and 6% on a constant currency* basis vs prior year
•Net income totaled $77 million; Net income margin of 8.5%
•Adjusted EBIT* totaled $133 million; Adjusted EBIT margin* of 14.7%
•Net cash provided by operating activities totaled $100 million
•Adjusted free cash flow* totaled $107 million
•Raised 2025 midpoint outlook reflecting strong performance and improved second half automotive industry outlook

Third Quarter 2025 Business Highlights
•Secured several new light vehicle turbo programs, including an additional award for range extended electric vehicles
•Multiple commercial vehicle & industrial awards including more than $40 million in lifetime revenue for gensets
•Growing interest for E-Powertrain with additional proof-of-concept initiatives with two OEMs
•E-Cooling testing proving efficiency gains with both mobility and industrial customers

PLYMOUTH, Mich. and ROLLE, Switzerland, October 23, 2025 – Garrett Motion Inc. (Nasdaq: GTX) ("Garrett" or the "Company"), a leading differentiated automotive technology provider, today announced its financial results for the three months ended September 30, 2025. Additionally, the Company's Board of Directors declared a cash dividend of $0.08 per share of common stock, a $0.02 per share increase, payable on December 15, 2025, to shareholders of record as of December 1, 2025. The Company also executed a $50 million voluntary early debt repayment on its Term Loan.

“Garrett delivered another strong quarter in Q3, outperforming the industry, expanding our Adjusted EBIT margin to 14.7% and generating $107 million of adjusted free cash flow,” said Olivier Rabiller, President and CEO of Garrett. “This performance enabled $84 million in share repurchases in Q3 and a 33% increase in our quarterly dividend beginning in Q4, reinforcing our disciplined approach to capital allocation and commitment to driving shareholder value. Based on our year-to-date performance and favorable industry conditions, we are once again raising the midpoint for our full-year 2025 outlook."

"We continued to strengthen our global leadership in turbocharging, including plug-in hybrids and range-extended electric vehicles," Mr. Rabiller continued. "Key wins this quarter included major light-vehicle platform awards in the US, India and Brazil, as well as over $40 million in expected lifetime revenue in turbochargers for data center backup power generation applications. Momentum is also building for our zero-emission technologies, with two additional OEMs engaging on our high-speed E-Powertrain and several industrial customers advancing projects using our oil-free E-Cooling compressor. These developments further validate our two-leg strategy of: reinforcing our turbocharging leadership while scaling differentiated high-speed electrification and zero-emission technologies."

$ millions (unless otherwise noted)	Q3 2025	Q3 2024	YTD 2025	YTD 2024
Net sales	902	826	2,693	2,631
Cost of goods sold	716	660	2,147	2,108
Gross profit	186	166	546	523
Gross profit %	20.6%	20.1%	20.3%	19.9%
Selling, general and administrative expenses	57	53	175	178
Income before taxes	102	76	289	244
Net income	77	52	226	182
Net income margin	8.5%	6.3%	8.4%	6.9%
Adjusted EBIT*	133	117	388	361
Adjusted EBIT margin*	14.7%	14.2%	14.4%	13.7%
Adjusted EBITDA*	164	144	477	445
Adjusted EBITDA margin*	18.2%	17.4%	17.7%	16.9%
Net cash provided by operating activities	100	67	314	277
Adjusted free cash flow*	107	71	264	201
* See reconciliations to the nearest GAAP measures below.

Results of Operations

Net sales for the third quarter of 2025 were $902 million, representing an increase of 9% (including a favorable impact of $26 million or 3% due to foreign currency translation) compared with $826 million in the third quarter of 2024. This increase was primarily driven by higher demand in gasoline and diesel partially offset by weaker demand for replacement parts on Aftermarket sales and unfavorable product mix. Recoveries on enacted import tariffs and favorable foreign currency impacts also contributed to increased Net sales.

Cost of goods sold for the third quarter of 2025 increased to $716 million from $660 million in the third quarter of 2024, primarily driven by $61 million from higher sales volumes, $12 million from enacted import tariffs and $11 million from foreign currency impacts. These increases were partially offset by $9 million of favorable product mix, $7 million of commodity, transportation and energy deflation, $6 million of productivity net of labor inflation and $6 million of lower R&D costs.

Gross profit totaled $186 million for the third quarter of 2025 as compared to $166 million in the third quarter of 2024, with a gross profit percentage for the third quarter of 2025 of 20.6% as compared to 20.1% in the third quarter of 2024. The increase in gross profit was primarily driven by $28 million from higher sales volumes, $14 million from foreign currency impacts, $10 million from productivity net of labor inflation, $7 million from commodity, transportation and energy deflation and $6 million of lower R&D costs. These increases were partially offset by $28 million of unfavorable product mix and $17 million of pricing, net of inflation pass-through.

Selling, general and administrative (“SG&A”) expenses for the third quarter of 2025 increased to $57 million from $53 million in the third quarter of 2024. The increase was primarily driven by $4 million of unfavorable foreign currency impacts and $2 million of higher bad debt expense. These increases were partially offset by a $3 million reduction in personnel costs driven by sustainable cost measures implemented in the current and prior years.

Other expense in the third quarter of 2025 was $1 million, consistent with the third quarter of 2024.

Interest expense in the third quarter of 2025 was $29 million as compared to $37 million in the third quarter of 2024. This decrease was primarily due to $3 million in lower interest expense resulting from the Amendment and Restatement of our Credit Agreement. Additionally, we did not record any net gains on designated and undesignated interest rate derivatives in the current year, in comparison to net gains of $5 million in the prior year.

Non-operating income for the third quarter of 2025 was $3 million as compared to $1 million in the third quarter of 2024, with the increase primarily driven by higher interest income.

Tax expense for the third quarter of 2025 was $25 million as compared to $24 million in the third quarter of 2024. The consistency in tax expense in light of more earnings in the third quarter of 2025 primarily relates to a decrease in U.S. taxes on international operations and the global mix of earnings.

Net income for the third quarter of 2025 was $77 million as compared to $52 million in the third quarter of 2024. The $25 million increase was primarily due to $20 million of increased gross profit, $8 million of lower interest expense, and a $2 million increase in non-operating income. These were partially offset by $4 million of increased SG&A expense and $1 million of higher tax expense.

Net cash provided by operating activities totaled $100 million in the third quarter of 2025 as compared to $67 million in the third quarter of 2024, representing an increase of $33 million. The increase was primarily driven by $25 million higher net income, $17 million of favorable impacts from working capital changes and $9 million of favorable impacts from changes in other assets and liabilities, partially offset by a decrease of $18 million of non-cash charges.

Non-GAAP Financial Measures

Adjusted EBIT increased to $133 million in the third quarter of 2025 as compared to $117 million in the third quarter of 2024. The increase of $16 million was driven by $28 million of higher sales volumes, $11 million of productivity net of labor inflation and higher stock based compensation, $9 million of foreign currency impact, $7 million of commodity, transportation and energy deflation and $6 million lower R&D costs. These increases were partially offset by $28 million of unfavorable product mix and $17 million of lower pricing net of inflation pass-through.

Adjusted free cash flow was $107 million in the third quarter of 2025 as compared to $71 million in the third quarter of 2024. The increase was primarily driven by $16 million of higher Adjusted EBIT, $10 million of lower capital expenditures, $3 million of favorable impact from working capital changes (net of factoring) and $3 million lower cash taxes paid.

Liquidity and Capital Resources

As of September 30, 2025, Garrett had $860 million in available liquidity, including $230 million in unrestricted cash and cash equivalents and $630 million of undrawn commitments under its revolving credit facility. As of December 31, 2024, Garrett had $725 million in available liquidity, including $125 million in unrestricted cash and cash equivalents and $600 million of undrawn commitments under its revolving credit facility.

As of September 30, 2025, total principal amount of debt outstanding was $1,490 million, compared to $1,493 million as of December 31, 2024.

During the third quarter of 2025, we repurchased $84 million of our common stock under our authorized share repurchase program and we had remaining repurchase capacity of $114 million as of September 30, 2025.

Full Year 2025 Outlook
Garrett revised its outlook for the full year 2025 for certain GAAP and Non-GAAP financial measures.

	Full Year 2025 Outlook	Prior Outlook
Net sales (GAAP)	$3.5 billion to $3.6 billion	$3.4 billion to $3.6 billion
Net sales growth at constant currency (Non-GAAP)*	-1% to +2%	-3% to +2%
Net income (GAAP)	$265 million to $295 million	$233 million to $278 million
Adjusted EBITDA (Non-GAAP)*	$610 million to $650 million	$590 million to $650 million
Adjusted EBIT (Non-GAAP)*	$490 million to $530 million	$470 million to $530 million
Net cash provided by operating activities (GAAP)	$380 million to $450 million	$370 million to $450 million
Adjusted free cash flow (Non-GAAP)*	$350 million to $420 million	$330 million to $410 million
* See reconciliations to the nearest GAAP measures below.
Garrett’s full year 2025 outlook, as of October 23, 2025, includes the following expectations:

•2025 light vehicle industry production flat to up 2% versus 2024;
•2025 commercial vehicle industry, including both on- and off-highway, flat to +2% versus 2024;
•2025 average light vehicle battery electric vehicle penetration of 16%;
•Price (net of pass-through) and productivity offsetting inflation;
•RD&E investment, capital expenditures and Euro/dollar assumptions unchanged from prior outlook;
•Excludes the potential indirect impact of global trade policies and inflation, and assumes full direct tariff recovery.

Conference Call

Garrett will hold a conference call at 8:30 am EDT / 2:30 pm CET on Thursday, October 23, 2025, to discuss its results. To participate on the conference call, please dial +1-877-883-0383 (US) or +1-412-902-6506 (international) and use the passcode 7666720.

The conference call will also be broadcast over the internet and include a slide presentation. To access the webcast and supporting material, please visit the investor relations section of the Garrett Motion website at http://investors.garrettmotion.com. A replay of the conference call will be available by dialing +1-877-344-7529 (US) or +1-412-317-0088 (international) using the access code 7199792. The webcast will also be archived on Garrett’s website.
Forward-Looking Statements
This communication and related comments by management may include “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact and can be identified by words such as “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and similar expressions. Forward-looking statements represent our current judgment about possible future activities, events, or developments that we intend, expect, project, believe, or anticipate will or may occur in the future. In making these statement, we rely upon assumptions and analysis based on our experience and perception of historical trends, current conditions, and expected future developments, as well as other factors we consider appropriate under the circumstances. We believe these judgments are reasonable, but these statements are not guarantees of any future performance, events, or results, and actual performance, events, or results may differ materially from those envisaged by our forward-looking statements due to a variety of important factors, many of which are described in our most recent Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission, including risks related to the automotive industry, the competitive landscape and our ability to compete, and macroeconomic and geopolitical conditions, among others. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made, and we undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events, or other factors that affect the subject of these statement, except where we are expressly required to do so by law.
Non-GAAP Financial Measures
This communication includes the following non-GAAP financial measures, which are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”): Constant currency sales growth, Adjusted EBIT, Adjusted EBITDA, Adjusted EBIT margin, Adjusted EBITDA margin and Adjusted free cash flow. We believe these measures are useful to investors and management in understanding our ongoing operations and analysis of ongoing operating trends and are important indicators of operating performance because they exclude the effects of certain non-operating items, therefore making them more closely reflect our operational performance. Our calculation of these non-GAAP measures, including a reconciliation of such measures to the most closely related GAAP measure, are set forth in the Appendix to this presentation. These non-GAAP measures may not be comparable to similarly titled measures of other companies due to potential differences between companies in the method of calculation. As a result, the use of these non-GAAP measures has limitations and should not be considered superior to, in isolation from, or as a substitute for, related GAAP measures. For additional information regarding our non-GAAP financial measures, see our most recent Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission.
About Garrett Motion Inc.
A differentiated technology leader, Garrett Motion has a 70-year history of innovation in the automotive sector (cars, trucks) and beyond (off-highway equipment, marine, power generators). Its expertise in turbocharging has enabled significant reductions in engine size, fuel consumption, and CO2 emissions. Garrett is expanding its positive impact by developing differentiated technology solutions for Zero Emission Vehicles, such as fuel cell compressors for hydrogen fuel cell vehicles, as well as electric propulsion and thermal management systems for battery electric vehicles. Garrett has six R&D centers, 13 manufacturing sites and a team of more than 9,000 employees in more than 20 countries. Its mission is to enable the transportation industry to advance motion through unique, differentiated innovations. For more information, please visit www.garrettmotion.com.

Contacts:
INVESTOR RELATIONS	MEDIA
Cyril Grandjean	Amanda Jones
+1.734.392.5504	+41.79.601.0787
investorrelations@garrettmotion.com	Amanda.Jones@garrettmotion.com

CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
	(Dollars in millions, except per share amounts)
Net sales	$902	$826	$2,693	$2,631
Cost of goods sold	716	660	2,147	2,108
Gross profit	186	166	546	523
Selling, general and administrative expenses	57	53	175	178
Other expense, net	1	1	9	5
Interest expense	29	37	83	130
Gain on sale of equity investment	—	—	—	(27)
Non-operating income, net	(3)	(1)	(10)	(7)
Income before taxes	102	76	289	244
Tax expense	25	24	63	62
Net income	$77	$52	$226	$182

Earnings per common share
Basic	$0.39	$0.24	$1.12	$0.80
Diluted	0.38	0.24	1.10	0.80

Weighted average common shares outstanding
Basic	198,668,143	217,283,749	202,127,953	226,057,803
Diluted	202,194,334	218,403,681	205,130,616	227,649,747

CONSOLIDATED INTERIM STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(Dollars in millions)
Net income	$77	$52	$226	$182
Foreign exchange translation adjustment	3	(30)	(85)	(12)
Defined benefit pension plan adjustment, net of tax	—	1	—	4
Changes in fair value of effective cash flow hedges, net of tax	5	4	24	5
Changes in fair value of net investment hedges, net of tax	5	(31)	(158)	(4)
Total other comprehensive income (loss), net of tax	13	(56)	(219)	(7)
Comprehensive income (loss)	$90	$(4)	$7	$175

CONSOLIDATED INTERIM BALANCE SHEETS

	September 30, 2025	December 31, 2024
	(Dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$230	$125
Restricted cash	2	1
Accounts, notes and other receivables – net	719	687
Inventories – net	320	286
Other current assets	109	94
Total current assets	1,380	1,193
Investments and long-term receivables	11	10
Property, plant and equipment – net	452	449
Goodwill	193	193
Deferred income taxes	247	207
Other assets	153	224
Total assets	$2,436	$2,276
LIABILITIES
Current liabilities:
Accounts payable	$1,022	$972
Current maturities of long-term debt	7	7
Accrued liabilities	330	299
Total current liabilities	1,359	1,278
Long-term debt	1,460	1,464
Deferred income taxes	54	25
Other liabilities	376	182
Total liabilities	$3,249	$2,949
COMMITMENTS AND CONTINGENCIES
EQUITY (DEFICIT)
Common Stock, par value $0.001; 1,000,000,000 and 1,000,000,000 shares authorized, 242,502,188 and 240,987,329 issued and 195,105,105 and 206,387,938 outstanding as of September 30, 2025 and December 31, 2024, respectively	—	—
Additional paid – in capital	1,232	1,213
Retained deficit	(1,452)	(1,653)
Accumulated other comprehensive (loss) income	(146)	73
Treasury Stock, at cost; 47,397,083 and 34,599,391 shares as of September 30, 2025 and December 31, 2024, respectively	(447)	(306)
Total deficit	(813)	(673)
Total liabilities and deficit	$2,436	$2,276

CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS	Nine Months Ended September 30,
	2025	2024
	(Dollars in millions)
Cash flows from operating activities:
Net income	$226	$182
Adjustments to reconcile net income to net cash provided by operating activities
Deferred income taxes	(8)	16
Depreciation	70	67
Amortization of deferred issuance costs	5	35
Gain on sale of equity investment	—	(27)
Foreign exchange gain	(66)	(10)
Stock compensation expense	19	17
Pension expense	1	1
Unrealized loss on derivatives	75	39
Other	10	2
Changes in assets and liabilities:
Accounts, notes and other receivables	4	110
Inventories	(17)	(10)
Other assets	(14)	2
Accounts payable	(2)	(154)
Accrued liabilities	(10)	8
Other liabilities	21	(1)
Net cash provided by operating activities	$314	$277
Cash flows from investing activities:
Expenditures for property, plant and equipment	(51)	(69)
Proceeds from cross-currency swap contracts	21	24
Proceeds from sale of equity investment	3	46
Net cash (used for) provided by investing activities	$(27)	$1
Cash flows from financing activities:
Proceeds from issuance of long-term debt, net of deferred financing costs	80	794
Payments of long-term debt	(87)	(991)
Repurchases of Common Stock	(136)	(226)
Excise tax on Common Stock repurchase	(3)	—
Dividend payments	(36)	—
Payments for debt and revolving facility financing costs	(2)	(7)
Other	(3)	(9)
Net cash used for financing activities	$(187)	$(439)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	6	(2)
Net increase (decrease) in cash, cash equivalents and restricted cash	106	(163)
Cash, cash equivalents and restricted cash at beginning of the period	126	260
Cash, cash equivalents and restricted cash at end of the period	$232	$97
Supplemental cash flow disclosure:
Income taxes paid (net of refunds)	50	43
Interest paid	57	49

Reconciliation of Net Income to Adjusted EBIT(1) and Adjusted EBITDA(1)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(Dollars in millions)
Net income	$77	$52	$226	$182
Interest expense, net of interest income (2)	28	37	80	127
Tax expense	25	24	63	62
EBIT	130	113	369	371
Repositioning costs	3	4	8	16
Foreign exchange gain on debt, net of related hedging loss	—	—	—	(1)
Factoring and notes receivables discount fees	—	1	2	3
Gain on sale of equity investment	—	—	—	(27)
Other non-operating income (3)	(1)	(1)	(4)	(4)
Debt refinancing and redemption costs (4)	1	—	7	2
Acquisition and divestiture expenses	—	—	6	1
Adjusted EBIT	133	117	388	361
Depreciation	25	23	70	67
Stock compensation expense (5)	6	4	19	17
Adjusted EBITDA	$164	$144	$477	$445

Net sales	$902	$826	$2,693	$2,631

Net income margin	8.5%	6.3%	8.4%	6.9%
Adjusted EBIT margin (6)	14.7%	14.2%	14.4%	13.7%
Adjusted EBITDA margin (7)	18.2%	17.4%	17.7%	16.9%

(1)We evaluate performance on the basis of Adjusted EBIT and Adjusted EBITDA. We define “EBIT” as our net income calculated in accordance with U.S. GAAP, plus the sum of (i) interest expense net of interest income and (ii) tax expense. We define Adjusted EBIT as EBIT, plus the sum of (i) repositioning costs, (ii) foreign exchange (gain) loss on debt net of related hedging gain/loss, (iii) discounting costs on factoring, (iv) gain on sale of equity investment, (v) acquisition and divestiture expenses, (vi) other non-operating income, (vii) capital structure transformation expenses, (viii) debt refinancing and redemption costs, and (ix) loss on extinguishment of debt, if any. We define Adjusted EBITDA as EBIT, plus the sum of (i) repositioning costs, (ii) foreign exchange (gain) loss on debt net of related hedging gain/loss, (iii) discounting costs on factoring, (iv) gain on sale of equity investment, (v) acquisition and divestiture expenses, (vi) other non-operating income, (vii) capital structure transformation expenses, (viii) debt refinancing and redemption costs, and (ix) loss on extinguishment of debt, if any, plus (x) depreciation and (xi) stock compensation expense. We believe that Adjusted EBIT and Adjusted EBITDA are important indicators of operating performance and provide useful information for investors because:
•Adjusted EBIT and Adjusted EBITDA exclude the effects of income taxes, as well as the effects of financing activities by eliminating the effects of interest and therefore more closely measure our operational performance;
•certain adjustment items, while periodically affecting our results, may vary significantly from period to period and could therefore have a disproportionate effect in a given period, affecting the comparability of our results; and
•Adjusted EBITDA also excludes the effects of investing activities by eliminating the effects of depreciation.
In addition, our management may use Adjusted EBITDA in setting performance incentive targets to align performance measurement with operational performance.
(2)    Reflects interest income of $1 million and $0 million for the three months ended September 30, 2025 and 2024, respectively, and $3 million and $3 million for the nine months ended September 30, 2025 and 2024, respectively.
(3)     Reflects the non-service component of net periodic pension income.
(4) Reflects third-party costs directly attributable to the refinancing of our credit facilities and any amendments.
(5)    Stock compensation expense includes only non-cash expenses.
(6)    Adjusted EBIT margin represents Adjusted EBIT as a percentage of net sales.
(7)    Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of net sales.

Reconciliation of Constant Currency Sales % Change(1)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Garrett
Reported sales % change	9%	(14)%	2%	(11)%
Less: Foreign currency translation	3%	0%	1%	(1)%
Constant currency sales % change	6%	(14)%	1%	(10)%

Gasoline
Reported sales % change	13%	(19)%	7%	(14)%
Less: Foreign currency translation	3%	0%	0%	(1)%
Constant currency sales % change	10%	(19)%	7%	(13)%

Diesel
Reported sales % change	12%	(21)%	(2)%	(15)%
Less: Foreign currency translation	5%	1%	2%	(1)%
Constant currency sales % change	7%	(22)%	(4)%	(14)%

Commercial vehicles
Reported sales % change	6%	0%	3%	(6)%
Less: Foreign currency translation	2%	0%	1%	(1)%
Constant currency sales % change	4%	0%	2%	(5)%

Aftermarket
Reported sales % change	(1)%	(1)%	(7)%	2%
Less: Foreign currency translation	3%	0%	1%	(1)%
Constant currency sales % change	(4)%	(1)%	(8)%	3%

Other Sales
Reported sales % change	14%	(13)%	18%	(5)%
Less: Foreign currency translation	4%	(1)%	2%	(2)%
Constant currency sales % change	10%	(12)%	16%	(3)%
(1)    We define constant currency sales growth as the year-over-year change in reported sales relative to the comparable period, excluding the impact on sales from foreign currency translation. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

Reconciliation of Cash Flow from Operations to Adjusted Free Cash Flow(1)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(Dollars in millions)
Net cash provided by operating activities	$100	$67	$314	$277
Expenditures for property, plant and equipment	(10)	(20)	(51)	(69)
Net cash provided by operating activities less expenditures for property, plant and equipment	90	47	263	208
Capital structure transformation expenses	—	—	—	1
Acquisition and divestiture expenses	1	—	6	1
Cash payments for repositioning	4	2	10	15
Proceeds from cross currency swap contracts	6	3	21	11
Cash payments for debt refinancing costs	1	—	7	—
Factoring and P-notes	5	19	(43)	(35)
Adjusted free cash flow (1)	$107	$71	$264	$201
(1)    Adjusted free cash flow reflects an additional way of viewing liquidity that management believes is useful to investors in analyzing the Company’s ability to service and repay its debt. The Company defines adjusted free cash flow as cash flow provided from operating activities less capital expenditures and additionally adjusted for other discretionary items including cash flow impacts for capital structure transformation expenses, acquisition and divestiture expenses, debt refinancing costs, and factoring and guaranteed bank notes activity.

Full Year 2025 Outlook Reconciliation of Reported Net Sales to Net Sales Growth at Constant Currency

	2025 Full Year
	Low End	High End
Reported net sales (% change)	1%	4%
Foreign currency translation	2%	2%
Full year 2025 Outlook Net sales growth at constant currency	(1)%	2%

Full Year 2025 Outlook Reconciliation of Net Income to Adjusted EBIT and Adjusted EBITDA

	2025 Full Year
	Low End	High End
	(Dollars in millions)
Net income	$265	$295
Interest expense, net of interest income *	104	104
Tax expense	92	102
Other non-operating income	(4)	(4)
Factoring and notes receivables discount fees	2	2
Acquisition and divestiture expenses	6	6
Debt refinancing and redemption costs	7	7
Repositioning costs	18	18
Full Year 2025 Outlook Adjusted EBIT	$490	$530
Depreciation	95	95
Stock compensation expense	25	25
Full Year 2025 Outlook Adjusted EBITDA	$610	$650
*    Excludes the effects of marked-to-market fluctuations from our interest rate swap contracts

Full Year 2025 Outlook Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow

	2025 Full Year
	Low End	High End
	(Dollars in millions)
Net cash provided by operating activities	$380	$450
Expenditures for property, plant and equipment	(89)	(89)
Net cash provided by operating activities less expenditures for property, plant and equipment	291	361
Cash payments for repositioning	17	17
Proceeds from cross currency swap contracts	26	26
Acquisition and divestiture expenses	9	9
Cash payments for debt refinancing costs	7	7
Full Year 2025 Outlook Adjusted free cash flow	$350	$420